Exhibit 10.2

July 29, 2019

Mathew Bazley

RE: Separation Agreement and General Release

Dear Mat,

You have resigned your employment with Axovant Sciences, Inc. effective September 1, 2019 (the "Termination Date"). This Separation Agreement and General Release (this "Agreement") sets forth the terms and conditions under which Axovant Sciences, Inc. is offering you additional consideration in exchange for you making and honoring certain commitments, including your agreement not to pursue legal action against the Company as described in Sections 6 and 7.

PLEASE NOTE: THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES TO YOU. YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOICE, AT YOUR EXPENSE, PRIOR TO EXECUTING IT.

1.	Parties To This Agreement

This letter is a proposed agreement that Axovant Sciences, Inc. is offering to you. In this document, references to "you" refer to Mathew Bazley, and AXOVANT SCIENCES, INC. is referred to as "Axovant" or the "Company." Together, you and Axovant Sciences, Inc. are referred to as the "Parties”.

2.	What You Will Receive Regardless of Whether You Enter Into This Agreement

Whether or not you enter into this Agreement, you will receive the following:

a.	Your regular base pay (less applicable withholding) through September 1, 2019; and

b.
If you are currently enrolled and participating in the Company' s medical/dental/vision benefits, your coverage will extend through September 30, 2019 (the month in which your separation takes place); and

c.	Accrued vested benefits under any applicable retirement plans offered by the Company. You will receive information directly from Fidelity and you may direct questions to them at 1-800-603-4015; and

d.	Reimbursement for all approved business-related expenses incurred up to your last day of employment consistent with established travel and expense policies; and

e.
As long as you direct reference inquiries from potential employers to Pavan Cheruvu, Chief Executive Officer, or Raquel Crystal, Vice President, Human Resources, Axovant Sciences, Inc., 11 Times Square, 33rd Floor, New York, NY 10036, Raquel.Crystal@axovant.com, unless otherwise authorized by you in writing. The Company will limit information it discloses in response to reference requests to: (1) your dates of employment, (2) your last position held and (3) the letter of reference included in your employee file if you request that it be provided to such potential employers. Of course, with respect to inquiries not directed by you, the Company reserves the right to respond truthfully to any compulsory process of law (such as a subpoena) or as otherwise required by law after notifying you in advance of such response and providing you the opportunity to review and provide comments on such response.

3.	What You Will Receive Only If You Enter Into This Agreement.

As long as you timely sign, date and return this Agreement and the attached Form of Acknowledgement (IN NO CASE LATER THAN AUGUST 19, 2019), and you comply with the Agreement's requirements, then in addition to those payments and benefits described in Section 2 above:

•
You will receive a severance payment of $555,000, less applicable taxes and withholding, on the first payroll following the expiration of your revocation period. Your receipt of this payment is also expressly contingent on your continued cooperation with the Company, as set forth in Section 17 of this Agreement. This payment reflects an amount equal to the sum of (A) twelve months of base salary, plus (B) the full amount of your 2019 annual target bonus,

•
If you or your spouse timely elect COBRA continuation coverage, the Company will reimburse COBRA premiums for the first twelve (12) months of COBRA coverage following your Termination Date; provided, however, that if you or your spouse cease to be eligible for COBRA or become eligible to enroll in the group health insurance plan of another employer (other than your spouse’s current employer), you will immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease. Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on your behalf, the Company will pay you on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding. This payment may be, but need not be, used to pay for COBRA premiums.

4.	How To Enter Into This Agreement.

In order to enter into this Agreement, you must take the following steps:

a.	You must sign and date the Agreement and the attached Form of Acknowledgment. Signing and dating the Agreement and Form of Acknowledgment is how you "Execute" the Agreement.

b.
You must return the Executed Agreement to me on or before August 19, 2019 (unless such period is extended in writing by the Company). If the Company does not receive the signed and dated Agreement and Form of Acknowledgment by that date, the offer will be deemed withdrawn, this Agreement will not take effect and you will not receive the benefits described in Section 3.

c.	You must comply with the terms and conditions of this Agreement.

5.	Your Acknowledgments.

By entering into this Agreement, you are agreeing:

•
The benefits in Sections 3 are more than any benefits that you are otherwise promised or entitled to receive under any policy, plan, handbook or practice of the Company or any prior offer letter, agreement or understanding between the Company and you.

•
After your employment ends, except as provided for in this Agreement (and without impacting any accrued vested benefits under any applicable tax qualified retirement or other benefit plans of the Company), you will no longer participate or accrue service credit of any kind in any employee benefits plan of the Company or any of its affiliates.

•
Your post-employment obligations under your employment agreement, and any non-disclosure, confidentiality and restrictive covenant agreements between you and the Company or any of the Releasees, as defined below, shall remain in full force and effect, and you acknowledge and re-affirm those obligations.

•
Except for the items set forth in Section 2 of this Agreement, which you will receive regardless of whether you Execute this Agreement, the Company does not owe you anything except for what it is becoming obligated to do by the terms this Agreement.

•
You have no legal entitlement to reemployment with the Company and its affiliates, and you waive and release any right to be considered for employment or reemployment with the Company and its affiliates, and/or the Company and its affiliates from any liability for any failure or refusal to hire you or engage you to perform services.

•
During your employment with the Company, you did not violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company (collectively, "Violations").

•
You are not aware of any Violation(s) committed by a Company employee, vendor, or customer acting within the scope of his/her/its employment or business with the Company that have not been previously reported to the Company; or to the extent you are aware of any such unreported Violation(s), you will, prior to your execution of this Agreement, immediately report such Violation(s) to the Company.

6.	YOU ARE RELEASING AND WAIVING CLAIMS

While it is very important that you read this entire Agreement carefully, it is especially important that you read this Section carefully, because it lists important rights you are giving up if you decide to enter into this Agreement.

What Are You Giving Up? It is the Company's position that you have no legitimate basis for bringing a legal action against it. You may agree or believe otherwise or simply not know. However, if you Execute this Agreement, you will, except for certain exceptions described in Section 10, give up your ability to bring a legal action against the Company and others, including, but not limited to its affiliates. More specifically, by Executing this Agreement , you will give up any right you may have to bring various types of "Claims," which means possible lawsuits, claims, demands and causes of action of any kind (based on any legal or equitable theory, whether contractual , common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act or omission up to and including the date on which you Execute this Agreement. You are also giving up potential Claims arising under any contract or implied contract, including but not limited to any employment agreement, offer letter, handbook, tort law or public policy having any bearing on your employment or the termination of your employment, such as Claims for wrongful discharge, discrimination, hostile work environment, breach of contract, tortious interference, harassment. bullying, infliction of emotional distress, defamation, back pay, vacation pay, sick pay, wage, commission or bonus payment, equity grants, stock options, restricted stock option payments, payments under any bonus or incentive plan, attorneys' fees, costs and future wage loss, and including any potential Claims that you may have as an equity holder of the Company or its affiliates. This Agreement includes a release of your right to assert a Claim of discrimination on the basis of age, sex, race, religion, national origin, marital status, sexual orientation, gender identity, gender expression, ancestry, parental status, handicap, disability, military status, veteran status, harassment, retaliation or attainment of benefit plan rights. However, as described in Section 10, this Agreement does not and cannot prevent you from asserting your right to bring a claim against the Company and Releasees, as defined below, before the Equal Employment Opportunity Commission or other agencies enforcing non-discrimination laws or the National Labor Relations Board.

Whose Possible Claims Are You Giving Up? You are waiving Claims that you may otherwise be able to bring. You are not only agreeing that you will not personally bring these Claims in the future, but that no one else will bring them in your place, such as your heirs and executors, and your dependents, legal representatives and assigns. Together, you and these groups of individuals are referred to in the Agreement as "Releasers."

Who Are You Releasing From Possible Claims? You are not only waiving Claims that you and the Releasers may otherwise be able to bring against the Company, but also Claims that could be brought against "Releasees," which means the Company and its parent, subsidiaries and other corporate entity affiliates, and all of its and their past, present and future:

•	shareholders;

•	officers, directors, employees, attorneys and agents;

•	subsidiaries, divisions and any and all affiliated and related entities;

•	employee benefit and pension plans or funds;

•	successors and assigns; and

•	trustees, fiduciaries and administrators.

Possible Claims You May Not Know. It is possible that you may have a Claim that you do not know exists. By entering into this Agreement. you are giving up all Claims that you ever had including Claims arising out of your employment or the termination of your employment. Even if Claims exist that you do not know about. you are giving them up.

What Types of Claims Are You Giving Up? In exchange for the benefits in Sections 3 you (on behalf of yourself and the Releasers) forever release and discharge the Company and all of the Releasees from any and all Claims including Claims arising under the following laws (including amendments to these laws):

Federal Laws, such as: The Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Civil Rights Act of 1991; The Equal Pay Act; The Americans with Disabilities Act; The Rehabilitation Act; The Employee Retirement Income Security Act; The Worker Adjustment and Retraining Notification Act; The National Labor Relations Act; The Fair Credit Reporting Act; The Occupational Safety and Health Act; The Uniformed Services Employment and Reemployment Act; The Employee Polygraph Protection Act; The Immigration Reform Control Act; The Family and Medical Leave Act; The Genetic Information Nondiscrimination Act; The Federal False Claims Act; The Patient Protection and Affordable Care Act; The Consolidated Omnibus Budget Reconciliation Act; and The Lilly Ledbetter Fair Pay Act.

State and Municipal Laws, such as: The New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational Activities Law; the retaliation provisions of the New York State Workers' Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers' Rights Law; the New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality y Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter.

You Are Giving Up Potential Remedies and Relief. You are waiving any relief that may be available to you (such as money damages, equity grants, benefits, attorneys' fees, and equitable relief such as reinstatement) under any of the waived Claims, except as provided in Section 10.

This Release Is Broad. This release is meant to be as broad as legally permissible and applies to both employment-related and non-employment-related Claims up to the time that you execute this Agreement. This release includes a waiver of jury trials and non-jury trials. This Agreement does not release or waive Claims or rights that, as a matter of law, cannot be waived, which include, but are not necessarily limited to, the exceptions to your release of claims or covenant not to sue referenced in Section 10.

7.	YOU ARE AGREEING NOT TO SUE

Except as provided in Section 10, you agree not to sue or otherwise bring any legal action against the Company or any of the Releasees ever for any Claim released in Section 6 arising before you Execute this Agreement. You are not only waiving any right you may have to proceed individually, but also as a member of a class or collective action. You waive any and all rights you may have had to receive notice of any class or collective action against Releases for claims arising before you Execute this Agreement. In the event that you receive notice of a class or collective action against Releasees for claims arising before you Execute this Agreement, you must ·”opt out” of and may not

"opt in" to such action. You are also giving up any right you may have to recover any relief, including money damages from the Releasees as a member of a class or collective action.

8.	Representations Under The FMLA (leave law) And FLSA (wage and hour law).

You represent that you are not aware of any facts that might justify a Claim by you against the Company for any violation of the Family and Medical Leave Act (" FMLA"). You also represent that you have received all wages for all work you performed and any commissions, bonuses, stock options, restricted stock option payments, overtime compensation and FMLA leave to which you may have been entitled, and that you are not aware of any facts constituting a violation by the Company or Releasees of any violation of the Fair Labor Standards Act ("FLSA”) or any other federal, state or municipal laws.

9.	You Have Not Already Filed An Action.

You represent that you have not sued or otherwise filed any actions (or participated in any actions) of any kind against the Company or Releasees in any court or before any administrative or investigative body or agency. The Company is relying on this assurance in entering into this Agreement.

10.	Exceptions To Your Release Of Claims And Covenant Not To Sue.

In Sections 6 and 7, you are releasing Claims and agreeing not to sue, but there are exceptions to those commitments. Specifically, nothing in this Agreement prevents you from bringing a legal action or otherwise taking steps to:

•	Enforce the terms of this Agreement and any agreements in Section 23 that survive; or

•	Challenge the validity of this Agreement; or

•	Make any disclosure of information required by law; or

•
Provide information to, testify before or otherwise assist in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, any self regulatory organization, or the Company; or

•	Provide truthful testimony in any forum; or

•	Cooperate fully and provide information as requested in any investigation by a governmental agency or commission; or

•
File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (" Government Agencies''); or

•	File a lawsuit or other action to pursue Claims that arise after you Execute this Agreement.

For purposes of clarity, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. Further, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to waive any rights to indemnification to which you are otherwise entitled under your Indemnification Agreement entered into as of October 1, 2018, between you and Axovant Sciences Ltd. (“Indemnification Agreement”) (including, without limitation, any Claims by any current or former employees against the Company or you of the type or variety of Claims described in the fourth, fifth and/or sixth sentences under the paragraph entitled “What Are You Giving Up?” in Section 6, regardless of whether they are brought, or related to actions or omissions by the Company or you, prior to or after the Termination Date) or rights to directors and officers liability insurance coverage and errors and omissions coverage as may be in effect For the avoidance of doubt, Company agrees that the Indemnification Agreement applies to you as an employee of a subsidiary of Axovant Sciences, Ltd. (now Axovant Gene Therapies, Ltd.) and the definition of “Covered Events” shall include any events or occurrences related in any way to the fact that you are or were a director, officer, employee, agent or fiduciary of the Company or by reason of any action or in action on your part while serving in any such capacity.

11.	Company Release.

With the exception of Claims arising from criminal conduct and fraud, the Company, on behalf of itself and its parent, subsidiaries, affiliates, directors, officers, employees, agents, attorneys, successors and assigns in their capacities as such (“Company Parties”), does hereby release, waive, and forever discharge you and your heirs from, and agree not to bring or participate as a plaintiff or clamant in any suit, action, or proceeding against you and your heirs regarding any Claims of any kind whatsoever, whether known or unknown or contingent or absolute, that Company Parties, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring while you were acting as General Counsel from the beginning of your employment through the date of execution of this Agreement by the Company.

12.	Your Continuing Obligations.

You acknowledge and re-affirm your continuing post-employment obligations pursuant to any employment agreement, and any non-disclosure, confidentiality and restrictive covenant agreements executed between you and any of the Releasees. You also acknowledge your continuing obligations and restrictions in the attached Form of Acknowledgement.

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.	Return Of Property.

As of your Termination Date, you agree that you have returned to the Company all property belonging to the Company including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment, other than what Company permits or requires in connection with the performance of the Services. You further agree that you have returned or destroyed any document or other information containing Confidential Information, as defined below, other than Confidential Information that you are using in connection with your performance of Services under the consulting arrangement herein. You also acknowledge your return of Company property in the attached Form of Acknowledgement.

14.	Prior Disclosures.

You acknowledge that, prior to the termination of your employment with the Company, you disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company's business practices conducted by any governmental agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that you are otherwise unaware of any wrongdoing committed by any current or former employee of the Company that has not been disclosed to the Chief Executive Officer or Chief Financial Officer of the Company or either’s delegate. Nothing in this Agreement shall prohibit or restrict you or the Company from (1) making any disclosure of information required by law; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or with respect to any internal investigation by the Company or its affiliates; or (3) testifying. participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any federal, state or municipal law relating to fraud, or any rule or regulation of any self-regulatory organization.

15.	Non-Disparagement.

You agree that you will not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the Company or the Releasees. Company agrees that none of the Company, or its directors, officers, employees or affiliates will, through any medium including, but not limited to, the press, Internet, e-mail, blog or any other form of communication (written or oral), disparage, defame, or otherwise damage or assail your reputation, integrity or professionalism. Nothing in this Section is intended to restrict or impede the Company's or your participation in proceedings or investigations brought by or before the EEOC, NLRB, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act.

16.	Confidentiality.

In order to protect the legitimate business interests of the Company and in consideration of the payments and benefits described in Sections 3, you agree that you will not disclose the Company's Confidential Information, as defined below, directly or indirectly, at any time after your employment with the Company ends, except to persons authorized by the Company to receive this information and except as otherwise required by law or legal proceeding. You agree that you will not use Confidential Information, directly or indirectly, at any time after your employment with the Company ends, for your personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company. You agree that you will take all action reasonably necessary to protect Confidential Information from being disclosed to anyone other than persons authorized by the Company.

As used in this Agreement, "Confidential Information" means all of the trade secrets, know-how, ideas, business plans, business operations, data, pricing information, the identity of and any information concerning customers or suppliers, trials or studies, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary. and any other technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company' s affiliates or customers, of which you may have acquired or developed knowledge of during your work for the Company, or from your colleagues while working for the Company, but excluding confidential information that is covered under any separate nondisclosure agreement.

17.	Duty of Cooperation.

You agree to cooperate fully and in a timely manner with the Company and its legal counsel with respect to any matter about which you have knowledge or in which you were· involved while employed, including any litigation, investigation, government or other regulatory proceeding, including patent prosecutions and enforcement matters. To the extent advisable and permissible under law, Axovant will provide reasonable compensation in connection with such cooperation that occurs after termination or expiration of the Services.

18.	Remedies For Breach.

If you breach any section of this Agreement, including without limitation, Sections 6, 7, 12, 13, 14, 15, 16 or 17, or the Company breaches any section of this Agreement, including without limitation, Sections 3, 11 or 15, or if either party otherwise seeks to bring a Claim given up under this Agreement, the Company and you, respectively, will be entitled to all relief legally available including equitable relief such as injunctions, and the Company and you, respectively, will not be required to post a bond.

You further acknowledge that if you breach of any section of this Agreement, you will automatically forfeit your right to receive any and all of the benefits enumerated in Sections 3of this Agreement.

You further acknowledge and understand that if the Company should discover any such Violation(s) as described in Section 5 after your execution of this Agreement and/or your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company's obligations to you hereunder will become immediately null and void.

You and the Company further acknowledge and agree that in the event the you or the Company, respectively, breach Section 15 of this Agreement, in addition to the following two sentences, you or the Company shall be liable to pay the other party liquidated damages in the amount of $100,000. You and the Company further acknowledge and agree that the harm to the Company or you by breach of Section 15 of this Agreement is unascertainable at this time and the amount of liquidated damages provided for is reasonable at the time of the execution of this Agreement. The availability of liquidated damages shall in no way prohibit the Company or you from recovering actual damages in excess of $100,000 that are caused by your or the Company’s breach of any section of this agreement, including Section 15.

19.	Governing Law.

This Agreement is governed by New York State law, without regard to conflicts of laws principles.

20.	Successors And Assigns.

This Agreement is binding on the Parties and their heirs, executors, successors and assigns.

21.	Severability And Construction.

If a court with jurisdiction to consider this Agreement determines that any provision is illegal, void or unenforceable, that provision will be invalid. However, the rest of the Agreement will remain in full force and effect. A court with jurisdiction to consider this Agreement may modify invalid provisions if necessary to achieve the intent of the Parties.

22.	No Admission.

By entering into this Agreement, neither you nor the Company admits wrongdoing of any kind.

23.	Do Not Rely On Verbal Statements.

•	This Agreement sets forth the complete understanding between the Parties.

•	This Agreement may not be changed orally.

•
This Agreement constitutes and contains the complete understanding of the Parties with regard to the end of your employment, and supersedes and replaces all prior oral and written agreements and promises between the Parties, except that (i) any nondisclosure, confidentiality and restrictive covenant agreements executed between you and any of the Releasees remain in full force and effect and are incorporated herein, and (ii) the Indemnification Agreement is and will remain in full force and effect.

•
Neither the Company nor any representative (nor any representative of any other company affiliated with the Company), has made any promises to you other than as written in this Agreement. All future promises and agreements must be in writing and signed by both Parties.

24.	Your Opportunity To Review and Revoke.

a.
Review Period. You have twenty-one (21) calendar days from the day you receive this Agreement to consider the terms of this Agreement, sign it and return it to Raquel Crystal, Vice President, Human Resources, Axovant Sciences, Inc., 11 Times Square, 33rd Floor, New York, NY 10036, Raquel.Crystal@axovant.com. Your opportunity to accept the terms of this Agreement will expire at the conclusion of the twenty-one (21) calendar day period if you do not accept those terms before time expires. That means that your opportunity to accept the terms of this Agreement will expire on August 19, 2019. You may sign the Agreement in fewer than twenty-one (21) calendar days, if you wish to do so. If you elect to do so, you acknowledge that you have done so voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with full understanding of its terms.

b.	Talk To A Lawyer. During the review period, and before executing this Agreement, the Company advises you to consult with an attorney, at your own expense, regarding the terms of this Agreement.

c.
Seven Days to Change Your Mind. You have seven (7) calendar days from the date of signing this Agreement to revoke the Agreement by expressing a desire to do so in writing addressed to Raquel Crystal, Vice President, Human Resources, Axovant Sciences, Inc., 11 Times Square, 33rd Floor, New York, NY 10036, Raquel.Crystal@axovant.com.

25.	We Want To Make Absolutely Certain That You Understand This Agreement.

You acknowledge and agree that:

a.	You have carefully read this Agreement in its entirety;

b.	You have had an opportunity to consider the terms of this Agreement for at least twenty-one (21) calendar days;

c.	You understand that the Company urges you to consult with an attorney of your choosing, at your expense, regarding this Agreement;

d.
You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Agreement;

e.	You fully understand the significance of all of the terms and conditions of this Agreement; and

f.	You are Executing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained in this Agreement.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART, EXTEND OR AFFECT IN ANY MANNER THE ORIGINAL REVIEW PERIOD DESCRIBED ABOVE.

MATHEW BAZLEY		AXOVANT SCIENCES, INC.

By:	/s/ Mathew Bazley	By:	/s/ Pavan Cheruvu
		Title:	Chief Executive Officer
Dated:	July 29, 2019	Dated:	July 29, 2019